UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)



                    Under the Securities Exchange Act of 1934
                                (Amendment No. 4)

                       VALLEY NATIONAL GASES INCORPORATED
                                (Name of Issuer)

                     COMMON STOCK, $.001 PAR VALUE PER SHARE
                         (Title of Class of Securities)

                                    919792101
                                 (CUSIP Number)

                                DECEMBER 31, 2003
             (Date of Event Which Requires Filing of This Statement)




     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
          [ ] Rule 13d-1(b)
          [X] Rule 13d-1(c)
          [ ] Rule 13d-1(d)

                                  SCHEDULE 13G
-----------------------------                             ----------------------
     CUSIP NO. 919792101                                       PAGE 2 OF 7 PAGES
                                                                    -    -
-----------------------------                             ----------------------

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                  NAME  OF  REPORTING  PERSON
                  Bislett  Partners  L.P.
1.                I.R.S.  IDENTIFICATION  NO.  OF  ABOVE PERSONS (ENTITIES ONLY)
                  94-3113731
--------------------------------------------------------------------------------

2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) [_]
                                                                     (b) [X]
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3.                SEC  USE  ONLY

--------------------------------------------------------------------------------
                  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
4.                California

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                  SOLE  VOTING  POWER
              5.  0
  NUMBER OF   ------------------------------------------------------------------
   SHARES         SHARED  VOTING  POWER
BENEFICIALLY  6.  560,300
  OWNED BY    ------------------------------------------------------------------
    EACH          SOLE  DISPOSITIVE  POWER
  REPORTING   7.  0
PERSON WITH   ------------------------------------------------------------------
                  SHARED  DISPOSITIVE  POWER
              8.  560,300
--------------------------------------------------------------------------------
                  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON
9.                560,300
--------------------------------------------------------------------------------
                  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
10.               SHARES* [_]

--------------------------------------------------------------------------------
                  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9
11.               6.0%

--------------------------------------------------------------------------------
                  TYPE  OF  REPORTING  PERSON*
12.
                  PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------

                                  SCHEDULE 13G
-----------------------------                             ----------------------
     CUSIP NO. 919792101                                       PAGE 3 OF 7 PAGES
                                                                    -    -
-----------------------------                             ----------------------

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                  NAME  OF  REPORTING  PERSON
                  James D. Harris
1.                I.R.S.  IDENTIFICATION  NO.  OF  ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) [_]
                                                                     (b) [X]

--------------------------------------------------------------------------------
3.                SEC  USE  ONLY

--------------------------------------------------------------------------------
                  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
4.
                  United States
--------------------------------------------------------------------------------
                  SOLE  VOTING  POWER
              5.  7,500
  NUMBER OF   ------------------------------------------------------------------
   SHARES         SHARED  VOTING  POWER
BENEFICIALLY  6.  560,300
  OWNED BY    ------------------------------------------------------------------
    EACH          SOLE  DISPOSITIVE  POWER
  REPORTING   7.  7,500
PERSON WITH   ------------------------------------------------------------------
                  SHARED  DISPOSITIVE  POWER
              8.  560,300

--------------------------------------------------------------------------------
                  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT
                  PERSON
9.                567,800
--------------------------------------------------------------------------------
                  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
10.               SHARES* [_]

--------------------------------------------------------------------------------
                  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9
11.
                  6.1%
--------------------------------------------------------------------------------
                  TYPE  OF  REPORTING  PERSON*
12.
                  IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------

ITEM 1(a).     NAME OF ISSUER.

               Valley National Gases Incorporated

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               200 West Beau Street, Suite 200
               Washington, Pennsylvania 15301

ITEM 2(a).     NAME OF PERSONS FILING:

               This statement is filed by:
               (i)    Bislett Partners L.P.
               (ii)   James D. Harris


ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               868 South California Avenue
               Palo Alto, CA 94306

ITEM 2(c).     CITIZENSHIP:

               (i)  Bislett Partners L.P. is a California limited partnership.
               (ii) James D. Harris is a citizen of the United States.

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

               Common Stock, $.001 par value per share

ITEM 2(e).     CUSIP NUMBER:

               919792101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

               Not applicable.



                                Page 4 of 7 Pages

ITEM 4.   OWNERSHIP:

          (i) Bislett Partners L.P.:

          (a) Amount beneficially owned: 560,300 shares
          (b) Percent of class: 5.99%
          (c) Number of shares as to which such person has:
               (i)   Sole power to vote or to direct the vote: 0 shares
               (ii)  Shared power to vote or to direct the vote: 560,300 shares
               (iii) Sole power to dispose or to direct the disposition of: 0 shares
               (iv)  Shared power to dispose or to direct the disposition of:
                     560,300 shares

          (ii) James D. Harris:

          (a) Amount beneficially owned: 567,800 shares
          (b) Percent of class: 6.07%
          (c) Number of shares as to which such person has:
               (i)   Sole power to vote or to direct the vote: 7,500 shares
               (ii)  Shared power to vote or to direct the vote: 560,300 shares
               (iii) Sole power to dispose or to direct the disposition of:
                     7,500 shares
               (iv)  Shared power to dispose or to direct the disposition of:
                     560,300 shares

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Not applicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not applicable.


                                Page 5 of 7 Pages

ITEM 10.  CERTIFICATION.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.





                                Page 6 of 7 Pages

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: January 30, 2004



                              BISLETT PARTNERS L.P


                              By:  /s/ James D. Harris
                                   ----------------------------
                                   Name:  James D. Harris
                                   Title: General Partner






                              By:  /s/ James D. Harris
                                   ----------------------------
                                   James D. Harris





                                Page 7 of 7 Pages
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